EXHIBIT 99
For Immediate Release
Tandy Brands Accessories Signs Licensing Agreement with Jewelry
Fashions, Inc., Parent of Robert Rose Brand
ARLINGTON, Texas—October 17, 2005 –Tandy Brands Accessories, Inc. (NASDAQ: TBAC) today announced that it has signed an agreement to become the exclusive licensee of the Robert Rose jewelry brand for handbags, scarves and other accessories. Best known for its stylish, trend-driven, yet affordable necklaces, earrings and pins, Robert Rose is owned by New York-based Jewelry Fashions, Inc.
Under the agreement, Tandy Brands will produce handbags, scarves and other accessories under the Robert Rose name. Tandy Brands will sell Robert Rose accessories in major department stores owned by Federated, May and others, where Robert Rose has a longstanding presence. Robert Rose branded accessories will be available at retail beginning in the spring.
“We’re excited to be the exclusive women’s accessories manufacturer for the Robert Rose brand,” said J. S. B. (Britt) Jenkins, President and Chief Executive Officer of Tandy Brands. “Robert Rose represents the kind of style, quality and affordability that fits well with our collection of brands.”
Gary Rose, co-owner of Robert Rose, said, “This is the first licensing deal for Robert Rose, and we are very pleased to be working with a company like Tandy Brands that is as committed as we are to delivering affordable, high-quality, trend-driven merchandise.”
Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, ties, socks, scarves, sporting goods, and cold weather and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.
Jewelry Fashions, Inc, the parent company of Robert Rose jewelry, is a 57-year-old family business that designs and wholesales fashion jewelry. The Robert Rose name can be found in department and specialty stores throughout the US and internationally. The company is also a private label resource for major US retailers.

Contact:
Tandy Brands Accessories, Inc.
J.S.B. Jenkins, President/Chief Executive Officer,
817/548-0090
britt_jenkins@tandybrands.com
or
Investor Relations:
Integrated Corporate Relations
Bill Zima, 203/682-8200
or
Media Relations:
Monarch Communications, Inc.
Jeff Siegel, 516/569-4271